Exhibit 10.3
Organon Executive Severance Program
This document sets forth the terms of the Organon Executive Severance Program (as the same may be amended, the “Plan”) as amended and restated effective April 15, 2025. This document is both the legal plan document as well as the Summary Plan Description for the Plan.
The Plan applies to certain executives of Organon & Co. and its wholly owned subsidiaries who are determined to be participants in the Plan.
Organon reserves the right to amend, modify or terminate the Plan in whole or in part or to discontinue the Plan completely at any time.
Terms that are frequently used in the Plan are defined in the Glossary.

Contents
Overview    1
Eligibility    1
Eligibility in General    1
When Eligibility Ends    1
ERISA    2
Receive Information About Your Plan and Benefits    2
Prudent Actions by Plan Fiduciaries    2
Enforce Your Rights    2
Assistance with Your Questions    3
Administrative Information    3
Sponsor    4
Plan Administrator    4
Agent for Service of Legal Process    5
Plan Funding and Administration    5
No Right to Employment    6
Plan Amendment and Termination    6
Plan Year    6
Benefits under the Executive Severance Program
How the Plan Works    7
Termination without Cause    7
Separation Pay Schedule    7
Continuation of Medical and Dental Coverage    7
Continuation of Basic Life Insurance Coverage    9
Outplacement Benefits    9
Reduction of Benefits    9
When and How Benefits Are Paid    10
Taxation of Benefits    10
Forfeiture of Benefits    11
Cessation of Separation Pay and Benefits    11
Return of Separation Pay    12
Death of Participant    12
Filing a Claim    12
Appealing An Adverse Benefit Determination    13
Glossary    15

Organon Executive Severance Program	Effective: April 15, 2025

About Your Executive Severance Program
The following About Your Executive Severance Program section provides you with important information about eligibility and other administrative details.
Overview
This Plan is designed to help you meet financial needs if your employment with the Employer is terminated under certain circumstances.
Eligibility
Eligibility in General
Termination without Cause. You will be eligible to receive Separation Pay, Separation Benefits and Outplacement Benefits under this Plan if you are an Eligible Employee whose employment with the Employer terminates in a Qualifying Termination as a result of your termination by the Employer without Cause (and not as the result of your performance). Such benefits are provided only if you have signed and, if a revocation period is applicable, not revoked, a Release of Claims.
Release of Claims. The Release of Claims will contain such terms and conditions as determined by the Employer, including but not limited to a general release of claims, known or unknown, that you may have against the Employer and its affiliates, including claims related to your employment and termination of employment. Such Release of Claims may also contain, in the Employer’s discretion, other terms and conditions including, without limitation, post-termination cooperation, non-disclosure, confidentiality, non-disparagement, non-solicitation and/or non-competition provisions.
Eligible Employee. An Eligible Employee under this Plan includes employees of an Employer in Band 700 or higher. However, any employee of an Employer who has an individual employment, separation or similar agreement with the Employer that provides for separation, severance or termination payments or benefits will not be eligible for Separation Plan Benefits under this Plan, but rather the terms of such individual employment, separation or similar agreement will control. In addition, should benefits be payable to a participant in the Organon Executive Change in Control Severance Plan, no payments or benefits will be provided under this Plan.
See the Glossary for the full definition of Eligible Employee, Qualifying Termination and Release of Claims.
When Eligibility Ends
Your eligibility to participate in this Plan ends on the earliest of:

Organon Executive Severance Program	Effective: April 15, 2025

•The date your employment with the Employer terminates for any reason other than a Qualifying Termination;
•The date you are no longer an Eligible Employee; or
•The date this Plan is terminated by the Employer.
ERISA
This Plan is considered a “welfare benefit plan” under the Employee Retirement Income Security Act of 1974, as amended (ERISA). You are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants are entitled to:
Receive Information About Your Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing this Plan.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan and updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. See Filing a Claim and Appealing a Claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan (if applicable) and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you submit a claim for benefits under this Plan within the time period specified for filing a claim and your claim is:

Organon Executive Severance Program	Effective: April 15, 2025

(i)ignored, or
(ii)denied, and you file an appeal within the applicable time frame and that appeal is then
(a)ignored or
(b)denied,
you may file a lawsuit in a state or Federal court. Please note that before you can file a lawsuit in a state or Federal court, you must follow the Plan’s procedures for filing a claim and an appeal of a denied claim.
If it should happen that the plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a lawsuit in a Federal court. If you file a lawsuit the court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or write to the following address:
Division of Technical Assistance and Inquiries
Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or visiting their website.
Administrative Information
This section contains information on the administration and funding for this Plan. While you may not need this information for day-to-day participation in this Plan, you should read through this section. It is important for you to understand your rights, the procedures you need to follow, and the appropriate contacts you may need in certain situations.

Organon Executive Severance Program	Effective: April 15, 2025

Sponsor
Organon LLC sponsors this Plan. The employer identification number assigned to Organon LLC by the IRS is #85-2269702. The address and phone number for Organon LLC is as follows:
Organon LLC
30 Hudson Street
Jersey City, NJ 07302
551-430-6000
Plan Administrator
The Plan Administrator for this Plan is Organon’s Administrative Committee or its delegate; provided, however, that the Talent Committee of the Board of Directors of Organon & Co. (the “Board”) administers this Plan with respect to any executive officers of Organon & Co. other than the Chief Executive Officer of Organon & Co. and the Board administers this Plan with respect to the Chief Executive Officer of Organon & Co. Any references to Organon’s “Administrative Committee” will refer to the Talent Committee or the Board with respect to such Participants. Administration of this Plan is the responsibility of the Plan Administrator. The Plan Administrator makes determinations as to eligibility and benefits.
The Plan Administrator has the full exclusive discretionary authority to:
•Construe and interpret the provisions of this Plan (including without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Plan);
•Determine all questions of fact arising under this Plan;
•Decide all questions of eligibility for benefits;
•Determine the amount of benefits;
•Establish such rules and regulations (consistent with the terms of this Plan) as it deems necessary or appropriate for administration of this Plan;
•Delegate responsibilities to others to assist in administration of the Plan; and
•Perform all other acts it believes reasonable and proper in connection with the administration of this Plan.
Its decisions on such matters are final and conclusive. The Plan Administrator has reserved the right to delegate all or any portion of its discretionary authority described in the preceding sentence to a representative and the representative’s decisions on such matters are final and conclusive. With respect to determining claims and appeals for benefits under this Plan, the Claims Reviewer (and its delegate) is the delegate of the Plan Administrator and has all of the powers and duties of the Plan Administrator described above.

Organon Executive Severance Program	Effective: April 15, 2025

Any interpretations or determinations made pursuant to such discretionary authority of the Plan Administrator or its representative will be upheld in judicial review unless it is shown that the interpretation or determination was an abuse of discretion.
If you have any questions concerning this Plan, please contact the Plan Administrator as follows:
Organon Administrative Committee
Organon & Co.
30 Hudson Street
Jersey City, NJ 07302
Agent for Service of Legal Process
If, for any reason, you want to seek legal action against this Plan, you can serve legal process on Organon, by directing service to the following address:
General Counsel
Organon & Co.
30 Hudson Street
Jersey City, NJ 07302
Plan Funding and Administration
Separation Pay and Outplacement Benefits under this Plan are financed entirely by the Employer, are paid from the Employer’s general assets as due and constitute an unfunded obligation of the Employer. This Plan constitutes solely an unsecured promise by the Employer to pay the benefits to Participants to the extent provided herein. Participant contributions are required for the continued medical and dental benefits which are part of the Separation Benefits. Separation Benefits under this Plan provide Participants with eligibility for continued medical and dental and basic life insurance coverage under the applicable plans of Employer or its subsidiaries. This Plan does not provide the substantive benefits under those plans. For information on the funding and administration of each of those plans, see the summary plan descriptions (and any applicable summaries of material modification) applicable to each individual plan.
This Plan is not intended to be an “employee pension plan” as the term is defined in section 3(2) of ERISA. The Plan is, however, intended to be an employee welfare benefit plan as the term is defined in section 3(1) of ERISA.
This Plan and all rights thereunder are to be governed by and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Delaware, wherein venue shall lie for any dispute arising hereunder.

Organon Executive Severance Program	Effective: April 15, 2025

Plan Funding and Administration Chart
Formal Plan Name	Plan Number	Plan/Type Benefits Type	Plan Administrator	Type of Administration	Insured or Self-insured
Organon Executive Severance Program	514	Welfare/ Severance	Organon Administrative Committee	Employer Administration	Self-insured by the Employer
No Right to Employment
Nothing in this Plan represents nor is considered an employment contract, and neither the existence of this Plan nor any statements made by or on behalf of the Employer can be construed to create any promise or contractual right to employment or to the benefits of employment. Subject to the requirements of applicable law, the Employer or you may terminate the employment relationship without notice at any time and for any reason.
Plan Amendment and Termination
The Administrative Committee has the right to amend, modify or terminate this Plan at any time without prior notice to or the consent of any employee; provided, however, that any such action that affects benefits payable hereunder to the Chief Executive Officer shall be approved by the Board and any such action that affects any other executive officer of the Organon & Co. shall be approved by the Talent Committee of the Board.
Notwithstanding the foregoing, for two years following a Change in Control, the material terms of this Plan (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to Eligible Employees. During that two-year period, the Employer will pay the legal fees and expenses of any Eligible Employee that prevails on at least one material item of his or her claim for relief in an action regarding an impermissible amendment (other than ordinary claims for benefits).
Any Eligible Employee whose employment continues after amendment of this Plan is governed by the Plan as so amended. Any Eligible Employee whose employment continues after termination of this Plan has no right to Separation Plan Benefits. Nothing in this Plan in any way limits the right of the Employer (or its applicable subsidiary) to amend or terminate any or all of the plans of the Employer (or its applicable subsidiary) that provide Separation Benefits under this Plan.
Plan Year
The plan year for this Plan ends on December 31 of each year. The financial records of this Plan are kept on a calendar-year basis.

Organon Executive Severance Program	Effective: April 15, 2025

Benefits under the Executive Severance Program
How the Plan Works
Termination without Cause
You may receive Separation Pay, Separation Benefits and Outplacement Benefits under this Plan if your employment is terminated by the Employer without Cause (and not as the result of your performance). Such benefits are provided only if you have signed, and, if a revocation period is applicable, not revoked, a Release of Claims. If you meet all these conditions for eligibility, you are considered a Participant in the Plan.
Separation Pay Schedule
Upon a Qualifying Termination, your Separation Pay under this Plan includes:
(i)a lump sum cash severance payment in an amount equal to the sum of (a) your Annual Base Salary (the “Base Salary Separation Pay”) and (b) your Annual Target Bonus; provided, however, if you are the Chief Executive Officer of Organon & Co. such payment shall be equal to the sum of (y) two times (2x) your Annual Base Salary and (z) two times (2x) your Annual Target Bonus; and
(ii)if your employment is terminated after June 30th and before December 31st of the calendar year, a pro-rata Annual Target Bonus for the calendar year in which your termination of employment occurs, calculated based on the AIP-Eligible Months that you were employed during the year.
Notwithstanding the foregoing, if you were employed by Merck & Co., Inc. or any of its direct or indirect wholly-owned subsidiaries immediately prior to the legal separation of Organon & Co. and Merck & Co., Inc., the Base Salary Separation Pay component of your Separation Pay under subsection (i)(a) or (i)(y) above shall be no less than the amount calculated in Exhibit A (based on your complete years of continuous service with the Employer and Merck & Co., Inc. and its wholly-owned subsidiaries to the extent recognized by Merck & Co., Inc. and its subsidiaries immediately prior to legal separation of Organon & Co. and Merck & Co., Inc.).
For all purposes under this Plan, years of “continuous service” will be calculated from your most recent re-hire date.
Continuation of Medical and Dental Coverage
A Participant who is covered under any of the Employer’s group employee medical and dental plans as of his or her Separation Date will be provided the opportunity to continue his or her employee and dependent coverage during his or her Benefits Continuation Period (as such coverage may be amended from time to time, in accordance with the terms and conditions of

Organon Executive Severance Program	Effective: April 15, 2025

such plans), provided the Participant timely pays the required contribution to continue coverage. The required contribution is calculated at the active employee rates applicable to such coverage, as the same may be changed from time to time, during his or her Benefits Continuation Period.
A Participant who, prior to his or her Separation Date, had elected no employee medical or dental coverage under the applicable employee medical or dental plan will not be permitted to change from no medical and/or dental coverage to coverage as a result of a Qualifying Termination.
The Benefits Continuation Period begins on the first day of the month following the Participant’s Separation Date and shall end on the last day of the month in which the Benefits Continuation Period ends, provided the Participant pays the required contributions for coverage in the time and manner required. If the Participant fails to pay the required contributions for coverage in the time and manner required, or the Participant elects to terminate active medical and/or dental coverage, coverage will end as of the last day of the month for which the contribution was paid and it will not be reinstated during the Benefits Continuation Period. If the Participant has medical and/or dental coverage on the last day of the Benefits Continuation Period, the Participant may be eligible to continue coverage in effect at the end of the Benefits Continuation Period in accordance with COBRA or other similar law by timely electing and paying the full COBRA, or other applicable, premium.
If the Participant elects to end the Benefits Continuation Period earlier than the period set forth in the definition of the Benefits Continuation Period, all employee medical and/or dental benefit coverage that the Participant would otherwise have been eligible to receive during the maximum Benefits Continuation Period will be permanently and irrevocably forfeited.

If, as of his or her Separation Date, a Participant is eligible to participate in the Merck Retiree Medical Plan, then he or she:
•will be eligible to continue active Organon medical and dental benefits during the Benefits Continuation Period as described above; and
•following the completion of the Benefits Continuation Period, will be eligible for retiree medical benefits in accordance with the terms of the Merck Retiree Medical Plan, as it may be amended from time to time.
•If a Participant is not eligible to continue Organon employee medical coverage during the Benefits Continuation Period (i.e., because the Participant had no employee coverage on his/her Separation Date) or the Participant’s medical coverage ends during the Benefits Continuation Period (for any reason, including non-payment), the Participant may not be eligible to enroll in Merck Retiree Medical Plan coverage until the end of the Benefits Continuation Period. Please note that Organon does not determine eligibility for Merck Retiree Medical Plan coverage and the terms of Merck’s plans will control. For additional information about Merck Retiree Medical Plan coverage, please contact Merck directly.

Organon Executive Severance Program	Effective: April 15, 2025

•If the Participant elects to end the Benefits Continuation Period earlier than the period set forth on Exhibit A, all Organon employee medical and/or dental benefit coverage that the Participant would otherwise have been eligible to receive during the maximum Benefits Continuation Period will be permanently and irrevocably forfeited. A Participant cannot be covered as an Organon employee and as a Merck retiree (even under the retiree no coverage option, if available) during the same period; provided, however, that a Participant may be covered through COBRA at full COBRA rates for Organon employee dental coverage even if during that period the Participant is also covered as a Merck retiree for medical coverage.
•A Chief Executive Officer of Organon & Co. who becomes a Participant will be eligible to continue Basic Life Insurance coverage at no cost to the Participant for a period of eighteen (18) months following the first day of the calendar month following his or her Separation Date, subject to and in accordance with the terms of the applicable life insurance plan as they may be amended from time to time. The Participant is responsible for paying applicable tax on imputed income, if any, for Basic Life Insurance coverage during this eighteen (18) month period.
Continuation of Basic Life Insurance Coverage
A Participant other than the Chief Executive Officer will be eligible to continue Basic Life Insurance coverage at no cost to the Participant during his or her Benefits Continuation Period subject to and in accordance with the terms of the applicable life insurance plan as they may be amended from time to time. The Participant is responsible for paying applicable tax on imputed income, if any, for Basic Life Insurance coverage during his or her Benefits Continuation Period.
Outplacement Benefits
A participant will be eligible for 12 months of outplacement counseling or other outplacement services. Outplacement Benefits are provided through a third party vendor. The Employer reserves the right to change the vendor or the programs at any time.
Reduction of Benefits
Notwithstanding anything in this Plan to the contrary, a Participant’s Separation Pay and Separation Benefits, if applicable, will be reduced by:
•Any amount the Plan Administrator reasonably concludes the Participant owes the Employer including, without limitation, unpaid bills under the corporate credit card program and for vacation used, but not earned;
•Any severance or severance-type benefits that the Employer must pay to a Participant under applicable law or collective or labor agreement (other than unemployment compensation under applicable law), including any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) or any other similar federal, state or local statute;
•Where permitted by law, any payments received by the Participant pursuant to state workers compensation laws; and

Organon Executive Severance Program	Effective: April 15, 2025

•Short-term disability benefits where applicable law does not permit Separation Pay to be offset from short term disability benefits (or where the Employer in its sole and absolute discretion determines it is administratively easier for the Employer to reduce Separation Pay by short-term disability benefits in lieu of reducing short term disability benefits by Separation Pay).
When and How Benefits Are Paid
Separation Pay will be paid in a lump sum (less applicable withholdings) as soon as practicable after the Participant’s Separation Date and the expiration of any period during which the Participant may consider, sign and, if a revocation period is applicable, revoke the Release of Claims, but in no event later than March 15 of the calendar year following the Participant’s Separation Date. If the period during which the Participant may consider, sign and, if a revocation period is applicable, revoke, the Release of Claims spans two calendar years the Separation Pay will be paid in the second calendar year.
Notwithstanding anything in this Plan to the contrary, benefits under this Plan (including Separation Pay and Separation Benefits) that are subject to Section 409A of the Code, will be administered to comply with and to avoid the excise tax under Section 409A. The Employer will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under this Plan (including Separation Pay and Separation Benefits) to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.
Notwithstanding anything contained in this Plan to the contrary, if a Participant is a “Specified Employee” (as defined under Section 409A) on his or her Separation Date, to the extent required by Section 409A, no payments will be made to him or her until the earlier of (i) his or her death; or (ii) the expiration of the six-month period following his or her Separation Date. Instead, amounts that would otherwise have been payable during that six-month period will be accumulated and paid, without interest, as soon as administratively feasible, and in all events within 30 days, following the end of such six-month period.
Taxation of Benefits
Separation Pay is subject to the withholding of appropriate Federal, state and local taxes. The Employer will withhold taxes as required, but the Employer reserves the right to treat Separation Pay as supplemental wages subject to flat-rate withholding (not taking into account any exemptions).
In the event that any payments or benefits provided or to be provided by the Employer or its affiliates for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise, constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments or benefits shall be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if such reduction would cause the amount to be retained by the Participant to be greater than would be the case if the Participant were required to pay the

Organon Executive Severance Program	Effective: April 15, 2025

Excise Tax. Any such reduction shall be made by the Employer in its sole discretion consistent with the requirements of Section 409A of the Code.
Forfeiture of Benefits
The Employer reserves the right, in its sole and absolute discretion, to cancel all Separation Plan Benefits and to seek the return of Separation Pay in the event a Participant engages in any activity that the Employer considers detrimental to its interests (or the interests of any of its affiliates) as determined by Organon’s Administrative Committee. Activities that the Employer considers detrimental to its interest (or the interests of any of its subsidiaries or affiliates) include, but are not limited to:
•Any activity that constitutes Cause (regardless of whether such activity is known before or after the Eligible Employee’s Separation Date, unless the Claims Reviewer determines in its sole discretion that Cause shall not cause the forfeiture of Separation Plan Benefits in a particular case);
•Breach of any obligations of the Participant’s terms and conditions of employment;
•Making false or misleading statements about the Employer or any of its affiliates or their products, officers or employees to competitors, customers, potential customers or to current employees or former employees of the Employer; and
•Breaching any of the terms of the Release of Claims, including, if included in the Release of Claims, any non-solicitation or non-competition provisions.
Cessation of Separation Pay and Benefits
Separation Pay and Separation Benefits cease in the event a Participant is rehired by the Employer or one of its affiliates.
A Participant shall cease to participate in the Plan, and all Separation Plan Benefits shall cease upon the occurrence of the earliest of:
•Termination of the Plan;
•Inability of the Employer to pay Separation Plan Benefits when due;
•Completion of payment to the Participant of the Separation Plan Benefits for which the Participant is eligible; and
•The Claims Reviewer’s determination, in its sole discretion, of the occurrence by the Eligible Employee of an activity that constitutes Cause, regardless of whether such determination occurs before or after the Eligible Employee’s Separation Date, unless the Claims Reviewer determines in its sole discretion that Cause shall not cause the cessation of Separation Plan Benefits in a particular case.

Organon Executive Severance Program	Effective: April 15, 2025

Return of Separation Pay
If an event occurs pursuant to which Separation Plan Benefits would cease or otherwise be reduced or offset (see Reduction of Benefits, Forfeiture of Benefits and Cessation of Separation Pay and Benefits), then, to the fullest extent permitted by applicable law, the Participant must repay to the Employer the gross amount of any Separation Plan Benefits previously paid or provided within thirty (30) days following receipt of a demand for such repayment.
Death of Participant
If a Participant dies following his or her Separation Date and a valid Release of Claims was signed by the Participant or is signed by the Participant’s estate then:
•any unpaid Separation Pay will be paid to the Participant’s estate; and
•if the Participant was eligible to continue medical and/or dental coverage during the Benefits Continuation Period on the Participant’s date of death and the Participant’s surviving dependents were covered under the Participant’s medical and dental coverages at the time of the Participant’s death, they may continue such coverage for the balance of the Benefits Continuation Period, provided they continue to remain eligible dependents and they pay the applicable contributions at active employee rates, as they may change from time to time.
•Medical and dental coverage under this section is subject to and in accordance with the terms of the applicable plans of Employer (or its subsidiaries) as they may be amended from time to time.
Filing a Claim
If benefits are not automatically paid or provided to you and you feel you are entitled to benefits under this Plan or if you have a dispute regarding a benefit paid or provided, you (or your duly authorized representative) must file a claim with the Claims Reviewer at the following address:
Administrative Committee
Organon LLC
30 Hudson Street
Jersey City, NJ 07302
Your claim must be received by the Claims Reviewer within 60 days after your employment with an Employer ends; provided, however for claims regarding the cessation of Separation Plan Benefits, the claim must be received by the Claims Reviewer within 60 days after the date Separation Plan Benefits are cancelled.
The claim for benefits will be reviewed by, and a determination made by, the Claims Reviewer. The Claims Reviewer will make a determination regarding the claim within a reasonable time, but not later than 90 days after its receipt by the Claims Reviewer. If the Claims Reviewer determines that an extension of time to process the claim is required, you will receive written

Organon Executive Severance Program	Effective: April 15, 2025

notice before the end of the initial 90-day period indicating the special circumstances requiring an extension (not to exceed an additional 90 days without your written consent) and the date by which the Claims Reviewer expects to render a decision.
If the Claims Reviewer does not fully agree with your claim, you will receive a written or electronic notice of an “adverse benefit determination” within the 90-day period (as it may be extended as described above). The notice of adverse benefit determination will include:
•The specific reason(s) for the adverse benefit determination;
•The specific provision(s) of this Plan on which the determination was based;
•Any material or information necessary for the benefits to be paid or provided as well as an explanation of why the material or information is necessary;
•An explanation of the appeal procedures set forth below; and
•A statement of your right to bring a civil action under section 502(a) of ERISA following the denial of your appeal.
An “adverse benefit determination” is a denial, reduction, or termination of, or failure to provide, or make payment (in whole or in part) of a benefit.
With respect to Separation Benefits, the claims and appeals procedure described in this Plan apply only to claims for eligibility to continue participation in medical, dental and life insurance coverage due to a Qualifying Termination under the applicable plans of Employer. Claims and appeals for substantive benefits (e.g., payment of medical/dental or life insurance claims incurred) under those plans must be filed in accordance with the applicable provisions of those plans.
Appealing An Adverse Benefit Determination
If you receive notice of an adverse benefit determination, you are entitled to apply for a full and fair review of your claim and the adverse benefit determination. To apply for the a review, you or your duly authorized representative must file an appeal within 60 days after your receipt of the Claims Reviewer’s notice of adverse benefit determination. If you fail to file a written appeal within the 60-day period, the Claims Reviewer’s adverse benefit determination is final and conclusive.
The appeal must be made in writing and must be filed with the Plan Administrator within the 60-day period at the following address:
Administrative Committee
Organon LLC
30 Hudson Street
Jersey City, NJ 07302

Organon Executive Severance Program	Effective: April 15, 2025

The appeal is deemed to be filed when it is received by the Administrative Committee.
You or your duly authorized representative may upon request and free of charge have reasonable access to, and copies of, all documents, records and other information relevant (the relevance to be determined by the Administrative Committee in accordance with ERISA) to your claim for benefits and may submit in writing any comments, documents, records and other information relating to your claim for benefits. The Administrative Committee will re-examine all issues relevant to the original adverse benefit determination taking into account all comments, documents, records and other information submitted by you or your duly authorized representative relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination.
The Administrative Committee will provide written or electronic notice to you or your duly authorized representative of its determination on review. The notice will be provided within a reasonable time, but not later than 60 days after the appeal is received by the Administrative Committee. If the Administrative Committee determines that an extension of time to process the claim is required, you will receive written notice before the end of the initial 60-day period indicating the special circumstances requiring an extension (not to exceed an additional 60 days without your written consent), and the date by which the Administrative Committee expects to render a decision.
If your appeal is denied, you will receive a notice of adverse benefit determination on review. The notice will include:
•The specific reason(s) for the adverse determination on review;
•Reference to the specific provisions of the Executive Severance Program on which the benefit determination is based;
•A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (the relevance to be determined by the Administrative Committee in accordance with ERISA); and
•A description of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
All decisions of the Administrative Committee are final and binding unless determined to be arbitrary and capricious by a court of competent jurisdiction.

Organon Executive Severance Program	Effective: April 15, 2025

Glossary

Glossary Terms
“AIP-Eligible Months” means the number of days that a Participant was employed in a position that was eligible to participate in the Employer’s annual bonus program during the Plan Year adjusted for any leaves of absence and divided by 30, with regular rounding rules applied.

“Annual Base Salary” means a Participant’s annual base salary as in effect at his or her Separation Date, according to the Employer’s payroll records, without reduction for any contributions to Employer-sponsored benefit plans. Annual Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, lump sum merit increases, cost of living allowances, income from stock options or other incentives under an incentive stock plan of the Employer, stock grants or other incentives, or other pay not specifically included above.

“Annual Target Bonus” means a Participant’s annual target bonus opportunity as in effect at his or her Separation Date under the annual bonus plan or program maintained by the Employer.
“Basic Life Insurance” means life insurance provided to an Eligible Employee under a plan sponsored by the Employer equal to 1.0 x “base pay” as defined under the life insurance plan in which the Eligible Employee participates, as it may be amended from time to time.

“Benefits Continuation Period” means twelve (12) months following the first day of the calendar month following the Eligible Employee’s Separation Date; provided, however, if the Eligible Employee is the Chief Executive Officer of Organon & Co. such period shall be twenty-four (24) months for the medical and dental plans and eighteen (18) months for Basic Life Insurance, following the first day of the calendar month following the Eligible Employee’s Separation Date.
Notwithstanding the foregoing, if you were employed by Merck & Co., Inc. or any of its direct or indirect wholly-owned subsidiaries immediately prior to the legal separation of Organon & Co. and Merck & Co, Inc and have 20 or more complete years of continuous service (based on your complete years of continuous service with the Employer and Merck & Co., Inc. and its wholly-owned subsidiaries to the extent recognized by Merck & Co., Inc. and its subsidiaries immediately prior to legal separation of Organon & Co. and Merck & Co, Inc.), such period shall be 78 weeks following the first day of the calendar month following the Eligible Employee’s Separation Date (or through the last day of the month in which such 78-week period ends if the Eligible Employee is eligible for subsidized retiree medical benefits under the Merck Retiree Medical Plan on their Separation Date).

Organon Executive Severance Program	Effective: April 15, 2025

Glossary Terms
“Cause” means a Participant’s: (i) material breach of any written agreement between the Participant and the Employer, including the Participant’s breach of any material representation, warranty or covenant made under any such agreement, or the Participant’s breach of any written policy or code of conduct established by the Employer and applicable to Participant; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) willful failure or refusal to perform Participant’s duties to the Employer or to follow any lawful directive from the Board or Participant’s supervisor.

“Claims Reviewer” means Organon’s Administrative Committee or its delegate.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and Section 601, et seq., of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Eligible Employee” means any regular full-time or regular part-time employee of an Employer who is in Band 700 or higher excluding any employee who has an individual employment, separation or similar agreement with the Employer that provides for separation, severance or termination payments or benefits. An “Eligible Employee” does not include any individual who is considered by the Employer in its sole discretion to be an independent contractor, regardless of whether the individual is in fact an employee of the Employer.
Whether an individual is an Eligible Employee or not is determined as of the date of his/her Qualifying Termination.

“Employer” means Organon & Co. and its subsidiaries, successors and assigns who participate in this Plan by virtue of employing an Eligible Employee.
“Outplacement Benefits” means benefits for outplacement counseling or other outplacement services made available to a Participant who incurs a Qualifying Termination described in the Outplacement Benefits section of this Plan.

“Participant” means an Eligible Employee who has experienced a Qualifying Termination and who has signed, and, if a revocation period is applicable, not revoked, a Release of Claims in a form that is satisfactory to the Employer in its sole and absolute discretion.

“Plan” means this Organon Executive Severance Program, as it may be amended from time to time.
“Plan Administrator” means the Administrative Committee or its delegate.
“Plan Year” means the calendar year January 1 through December 31 on which the records of the Plan are kept.

Organon Executive Severance Program	Effective: April 15, 2025

Glossary Terms
“Qualifying Termination” means the termination of an Eligible Employee’s employment by the Employer without Cause (and not as the result of the Eligible Employee’s performance). The determination of whether a termination of an Eligible Employee’s employment by the Employer is a Qualifying Termination and was not the result of the Eligible Employee’s performance shall be made in the sole discretion of the Employer.

“Release of Claims” means the agreement that an Eligible Employee must execute in order to become a Participant and to receive Separation Plan Benefits, which shall be prepared by the Employer and shall contain such terms and conditions as determined by the Employer, including but not limited to a general release of claims, known or unknown, that the Eligible Employee may have against the Employer and its affiliates, including claims related to the employment and termination of employment of the Eligible Employee. Such Release of Claims may also contain, in the Employer’s discretion, other terms and conditions including, without limitation, post-termination cooperation, non-disclosure, confidentiality, non-disparagement, non-solicitation and/or non-competition provisions.

“Separation Benefits” means the continuing medical, dental and Basic Life Insurance benefits described in this Plan in the sections entitled Continuation of Medical and Dental Benefits and Continuation of Life Insurance Benefits.

“Separation Date” means the Eligible Employee’s last day of employment with the Employer due to a Qualifying Termination.
“Separation Pay” means the cash benefit payable under this Plan as described in the section entitled Separation Pay Schedule.
“Separation Plan Benefits” means, collectively, Separation Pay, Separation Benefits and Outplacement Benefits.

Organon Executive Severance Program	Effective: April 15, 2025

Exhibit A
Base Salary Separation Pay
(For Eligible Employees Previously Employed with Merck & Co., Inc.)

Complete Years of Continuous Service* at Separation Date	Amount of Base Salary Separation Pay in Weeks (Annual Base Salary Divided by 52)
10 or less	Standard Separation Pay Schedule applies
11	54
12	56
13	58
14	60
15	62
16	64
17	66
18	68
19	70
20	72
21	74
22	76
23+	78

*For all purposes under this Plan, years of “continuous service” will be calculated from your most recent re-hire date.

Organon Executive Severance Program	Effective: April 15, 2025